Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Covenant Transportation Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, 333-174582, and 333-189060) on Form S-8 of Covenant Transportation Group, Inc. of our report dated March 18, 2014, with respect to the consolidated balance sheets of Covenant Transportation Group, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Covenant Transportation Group, Inc.

/s/ KPMG LLP

Atlanta, Georgia
March 18, 2014

Return to Form 10-K